Exhibit 1





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                            ACQUISITION AGREEMENT

                                    among

                                SERVICO, INC.,

                    PRIME MOTOR INNS LIMITED PARTNERSHIP,

                         PRIME-AMERICAN REALTY CORP.,


                                     and

                          SERVICO ACQUISITION CORP.




                         Dated as of November 7, 1997



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                              TABLE OF CONTENTS
                                 ---------------
                                                                         Page
                                                                         ----

ARTICLE I - ACQUISITION . . . . . . . . . . . . . . . . . . . . . . . . . . 1

     1.1 Purchase and Sale of the Limited Partnership
         Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.2  Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.3  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SERVICO AND SAC  . . . . . . 2

     2.1  Organization, Standing and Power  . . . . . . . . . . . . . . . . 2
     2.2  Legal, Valid and Binding Agreement  . . . . . . . . . . . . . . . 2
     2.3  No Violation or Conflict  . . . . . . . . . . . . . . . . . . . . 2
     2.4  Governmental Consents . . . . . . . . . . . . . . . . . . . . . . 3
     2.5  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE  III  - REPRESENTATIONS  AND  WARRANTIES  OF  PRIME AND  THE  GENERAL
PARTNER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

     3.1  Organization, Standing and Power  . . . . . . . . . . . . . . . . 3
     3.2  Legal, Valid and Binding Agreement  . . . . . . . . . . . . . . . 3
     3.3  Authority to do Business  . . . . . . . . . . . . . . . . . . . . 3
     3.4  Certificate of Limited Partnership, Limited Partnership
         Agreement and Records  . . . . . . . . . . . . . . . . . . . . . . 4
     3.5  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     3.6  No Violation or Conflict  . . . . . . . . . . . . . . . . . . . . 4
     3.7  Governmental Consents . . . . . . . . . . . . . . . . . . . . . . 4
     3.8  Exchange Act Reports; Financial Statements  . . . . . . . . . . . 5
     3.9  Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . 5
     3.10 Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . 6
     3.11 Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     3.12 Absence of Material Adverse Changes . . . . . . . . . . . . . . . 6
     3.13 Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . 7
     3.14 Rights, Warrants, Options . . . . . . . . . . . . . . . . . . . . 7
     3.15 Title to Personal Property and Condition of Assets  . . . . . . . 7
     3.16 Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     3.17 Intangible Property . . . . . . . . . . . . . . . . . . . . . . . 8
     3.18 Governmental Authorizations . . . . . . . . . . . . . . . . . . . 9
     3.19 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     3.20 Employment Matters  . . . . . . . . . . . . . . . . . . . . . . . 9
     3.21 Material Agreements . . . . . . . . . . . . . . . . . . . . . .  10
     3.22 Related Party Transactions  . . . . . . . . . . . . . . . . . .  11
     3.23 Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.24 Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE IV - COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . .  12

     4.1  Interim Operations of AMI . . . . . . . . . . . . . . . . . . .  12
     4.2  Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     4.3  Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     4.4  Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     4.5  Reasonable Efforts  . . . . . . . . . . . . . . . . . . . . . .  14
     4.6  Notification  . . . . . . . . . . . . . . . . . . . . . . . . .  14
     4.7  No Solicitation . . . . . . . . . . . . . . . . . . . . . . . .  15
     4.8  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . .  15
     4.9  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     4.10 Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . .  16
     4.11 Special Meeting . . . . . . . . . . . . . . . . . . . . . . . .  16
     4.12 Dissolution of Prime  . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE V - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . .  17

     5.1  Survival of the Representations, Warranties, Covenants and
             Agreements . . . . . . . . . . . . . . . . . . . . . . . . .  17
     5.2  Investigation . . . . . . . . . . . . . . . . . . . . . . . . .  17
     5.3  Indemnification . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE VI - CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . .  18

     6.1  Mutual Conditions Precedent . . . . . . . . . . . . . . . . . .  18
     6.2  Conditions Precedent to the Obligations of Servico  . . . . . .  18
     6.3  Conditions Precedent to the Obligations of Prime  . . . . . . .  19
     6.4  Termination . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE VII - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .  21

     7.1  Further Assurances  . . . . . . . . . . . . . . . . . . . . . .  21
     7.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     7.3  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . .  21
     7.4  Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     7.5  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     7.6  No Third Party Beneficiary  . . . . . . . . . . . . . . . . . .  22
     7.7  Severability  . . . . . . . . . . . . . . . . . . . . . . . . .  22
     7.8  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . .  22
     7.9  Section Headings  . . . . . . . . . . . . . . . . . . . . . . .  23
     7.10 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . .  24
     7.11 Time of Essence . . . . . . . . . . . . . . . . . . . . . . . .  24
     7.12 Litigation; Prevailing Party  . . . . . . . . . . . . . . . . .  24
     7.13 Remedies Cumulative . . . . . . . . . . . . . . . . . . . . . .  24
     7.14 Injunctive Relief . . . . . . . . . . . . . . . . . . . . . . .  24
     7.15 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . .  24
     7.16 Certain Definitions . . . . . . . . . . . . . . . . . . . . . .  24

[CAPTION]
                          GLOSSARY OF DEFINED TERMS
                          -------------------------

Defined Term                      Section               Defined Term                   Section

affiliate                      Section7.17(a)    Limited Partnership Agreement        Section3.4
Agreement                      Preamble          Limited Partnership Interests        Preamble
AMI                            Preamble          multiemployer plan                   Section3.20(d)
AMI Material Agreements        Section3.21       NYSE                                 Section2.4
business day                   Section7.17(b)    partnership interests                Section7.17(e)
Closing                        Section1.3        Permitted Exceptions                 Section3.16
Code                           Section4.20       Personal Property                    Section3.15
Competing Transaction          Section7.8(d)     person                               Section7.17(f)
employee pension benefit plan  Section3.20(d)    Prime                                Preamble
employee welfare benefit plan  Section3.20(d)    Prime Financial Statements           Section3.8(b)
End Date                       Section6.4(c)     Prime Hospitality                    Section3.14
Environmental Law              Section3.9(b)     Prime Indemnified Party              Section5.3(a)
Environmental Permit           Section3.9(b)     Prime Material Adverse Effect        Section7.17(g)
ERISA                          Section4.20(d)    Prime Pension Plan                   Section4.20(d)
Exchange Act                   Section2.4        Prime Plans                          Section3.20(d)
Furman Selz                    Section3.11       Prime Related Parties                Section3.22
Governmental Entity            Section2.4        Prime Related Party                  Section3.22
General Partner                Preamble          Prime SEC Reports                    Section3.8(a)
General Partner                                  Prime Special Meeting                Section4.10(a)
  Purchase Agreement           Section6.1(d)     Prime Welfare Plan                   Section3.20(d)
GP Interest                    Preamble          Proxy Statement                      Section4.10(a)
group health plan              Section3.20       Real Property                        Section3.16
Improvements                   Section3.16       SAC                                  Preamble
knowledge                      Section7.17(c)    SEC                                  Section3.8
Law                            Section7.17(d)    Securities Act                       Section3.13
Licenses                       Section3.18       Servico                              Preamble
Liens                          Section1.1        subsidiaries                         Section7.17(h)
Limited Partners               Preamble          subsidiary                           Section7.17(h)
                                                 Tax                                  Section7.17(i)

                            ACQUISITION AGREEMENT
                            ---------------------

     THIS ACQUISITION AGREEMENT (the "Agreement") is made and entered into as of the 7th day of November, 1997, by and among SERVICO, INC., a Florida corporation ("Servico"), SERVICO ACQUISITION CORP., a Florida corporation and a wholly-owned subsidiary of Servico ("SAC"), PRIME MOTOR INNS LIMITED PARTNERSHIP, a Delaware limited partnership ("Prime") and PRIME-AMERICAN REALTY CORP., a Delaware corporation (the "General Partner").

                             W I T N E S S E T H
                             - - - - - - - - - -

     WHEREAS, Prime owns a 99% limited partnership interest (the "Limited Partnership Interest") in AMI Operating Partners, L.P., a Delaware limited partnership ("AMI");

     WHEREAS, the General Partner owns a 1% general partnership interest (the "GP Interest") in AMI, which, together with the Limited Partnership Interest, constitutes 100% of all partnership interests in AMI;

     WHEREAS, the General Partner is the sole general partner of each of Prime and AMI;

     WHEREAS, the board of directors of the General Partner has determined that it is in the best interests of Prime and its limited partners (the "Limited Partners") that Prime sell, assign and transfer to SAC the Limited Partnership Interest on the terms set forth herein; and

     WHEREAS, the board of directors of the General Partner has approved this Agreement and agreed to recommend that the Limited Partners vote to approve this Agreement and the transactions set forth herein as contemplated by this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I
                                 ACQUISITION
                                 -----------

     1.1  Purchase and Sale of the Limited Partnership Interest.  Subject to
          -----------------------------------------------------
the terms and conditions set forth herein, at the Closing, Prime shall sell, assign and transfer to SAC and SAC shall purchase and acquire from Prime, the Limited Partnership Interest free and clear of any and all claims, liens, charges, security interests, pledges or encumbrances of any nature whatsoever (whether absolute, accrued contingent or otherwise) ("Liens"). At the Closing, SAC shall, subject to the terms and conditions set forth herein, and in consideration of the sale, assignment and transfer of the Limited Partnership Interest as set forth herein, pay to Prime, the
sum of Eight Million Dollars ($8,000,000)   (the  "Purchase  Price"),  by
wire transfer of immediately available funds to such account as Prime shall designate and make the indemnifications and undertakings provided herein to survive the Closing.

   1.2 Delivery.  The sale, assignment and transfer of the Limited
       --------
Partnership Interest at the Closing shall be effected by (i) the delivery to SAC (in addition to any other deliveries required under this Agreement ) of an instrument of transfer, duly executed on behalf of Prime, sufficient to transfer such Limited Partnership Interest to SAC, free and clear of all Liens and (ii) the execution and delivery by Prime or the General Partner of such other documents necessary to admit SAC as a substitute limited partner of AMI, having all the rights of a limited partner under the Delaware Revised Uniform Limited Partnership Act and the Limited Partnership Agreement of AMI with respect to the Limited Partnership Interest.

     1.3 Closing.  Unless  this Agreement shall have been terminated pursuant
         -------
to Section 6.4, the consummation of the transactions contemplated by this Agreement shall take place as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions set forth in Article VI, at a closing (the "Closing") to be held at the offices of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., 150 West Flagler Street, Suite 2200, Miami, Florida, 33130, unless another date, time or place is agreed to by Prime and Servico.


                                  ARTICLE II
              REPRESENTATIONS AND WARRANTIES OF SERVICO AND SAC
              -------------------------------------------------

     Servico and SAC hereby represent and warrant to Prime and the General Partner as follows:

     2.1 Organization Standing and  Power.  Each of Servico  and SAC has been
         --------------------------------
duly organized and is validly existing and in good standing under the laws of the State of Florida and has all requisite right, power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

     2.2  Legal,  Valid and  Binding Agreement.  The execution,  delivery and
          ------------------------------------
performance of this Agreement by Servico and SAC and the consummation by Servico and SAC of the transactions contemplated hereby have been duly and effectively authorized by all requisite corporate action and no other corporate proceedings on the part of Servico or SAC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Servico and SAC and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligations of Servico and SAC, enforceable against Servico and SAC in accordance with its terms.

     2.3 No Violation or Conflict.  Except as set forth on Schedule 2.3, the
         ------------------------                          ------------
execution, delivery and performance of this Agreement by Servico and SAC and the consummation by Servico and SAC of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Servico or SAC, (ii) assuming that all consents, approvals, authorizations and permits described in Section 2.4 have been obtained and all filings and notifications described in Section 2.4 have been made, violate or conflict with any Law applicable to Servico or SAC or by which any property or asset of Servico or SAC is bound or affected, and
(iii) with or without the passage of time or the giving of notice, result in the breach of, or constitute a default under, cause the acceleration of performance under, permit the unilateral modification or termination of, or require any consent under, or result in the creation of any liens or other encumbrance upon any property or assets of Servico or SAC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other obligation, except, with respect to clauses
(ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by Servico or SAC of its obligations pursuant to this Agreement or the consummation of the transactions contemplated hereby.

     2.4 Governmental Consents.  The execution and delivery of this Agreement
         ---------------------
by each of Servico and SAC does not, and the performance by each of Servico and SAC of its obligations hereunder and the consummation of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing by Servico or SAC with or notification by Servico or SAC to, any United States federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body (a "Governmental
Entity"), except (i) applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act") and the rules and regulations of the New
York Stock Exchange (the "NYSE") and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Servico or SAC of its obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby.

     2.5 Brokers.   Except as indicated on  Schedule 2.5, neither Servico nor
         -------                            ------------
SAC has employed any financial advisor, broker or finder and has not incurred and neither will, except as provided in Section 7.9, incur any broker's, finder's, investment banking or similar fees, commissions or expenses to any other party in connection with the transactions contemplated by this Agreement.


                                 ARTICLE III
       REPRESENTATIONS AND WARRANTIES OF PRIME AND THE GENERAL PARTNER
       ---------------------------------------------------------------

     Prime and the General Partner hereby represent and warrant to Servico and SAC as follows:

     3.1  Organization, Standing  and  Power.   Each  of Prime,  AMI  and the
          ----------------------------------
General Partner has been duly organized and is validly existing and in good standing under the laws of the state of Delaware. Each of Prime and the General Partner has all requisite right, power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

     3.2 Legal,  Valid and  Binding Agreement.   The  execution, delivery and
         ------------------------------------
performance of this Agreement by Prime and the General Partner and the consummation by Prime and the General Partner of the transactions contemplated hereby have been duly and effectively authorized by all requisite corporate or partnership, as the case may be, action and no other corporate or partnership proceedings on the part of Prime or the General Partner are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement and the transactions contemplated hereby by the holders of at least a majority of the units of limited partnership interest of Prime ("Prime Units") at the Prime Special Meeting). This Agreement has been duly executed and delivered by Prime and the General Partner and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligations of Prime and the General Partner, enforceable against Prime and the General Partner in accordance with its terms.

     3.3 Authority to do Business.   Except as provided on Schedule 3.3, each
         ------------------------                          ------------
of Prime, the General Partner and AMI has all requisite power and authority and all necessary governmental approvals to own, operate and lease its properties and assets and to conduct its business as presently conducted.
Schedule 3.3 sets forth (i) those  jurisdictions in which  Prime, the
------------
General Partner or AMI manages or operates facilities and/or  properties and
(ii) all jurisdictions in which Prime, the General Partner or AMI is qualified to do business. Except as provided on Schedule 3.3, each
                                                   ------------
of Prime, the General Partner and AMI is duly qualified or licensed to do business and is in good standing in all jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Prime Material Adverse Effect.

     3.4 Certificate of Limited Partnership, Limited Partnership Agreement
         -----------------------------------------------------------------
and Records.  Copies of the Amended and Restated Agreement of Limited
-----------
Partnership of Prime and the Agreement of Limited Partnership of AMI (each a "Limited Partnership Agreement"), in each case as in effect on the date hereof, have been delivered to Servico and are complete and correct as of the date hereof.

     3.5 Subsidiaries.   Except for  Prime's ownership of  AMI, neither Prime
         ------------
nor AMI has any equity investment in any other corporation, limited liability company, association, partnership, joint venture or other entity.

     3.6 No Violation or Conflict.  Except as set forth on Schedule 3.6, the
         ----------------------                            ------------
execution, delivery and performance of this Agreement by Prime and the General Partner and the consummation by Prime and the General Partner of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Certificate of Limited Partnership or Limited Partnership Agreement of Prime or AMI or the Certificate of Incorporation or Bylaws of the General Partner, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.7 have been obtained and all filings and notifications described in Section 3.7 have been made, violate or conflict with any Law applicable to Prime, the General Partner or AMI or by which any property or asset of Prime, the General Partner or AMI is bound or affected, and (iii) with or without the passage of time or the giving of notice, result in the breach of, or constitute a default under, cause the acceleration of performance under, permit the unilateral modification or termination of, or require any consent under, or result in the creation of any liens or other encumbrance upon any property or assets of Prime or AMI pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, (A) have a Prime Material Adverse Effect nor (B) prevent or materially delay the performance by Prime or the General Partner of its obligations pursuant to this Agreement or the consummation of the transactions contemplated hereby.

     3.7  Governmental Consents.   Except  as provided  on Schedule  3.3, the
          ---------------------                            -------------
execution and delivery of this Agreement by each of Prime and the General Partner does not, and the performance by each of Prime and the General Partner of its obligations hereunder and the consummation of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing by Prime with or notification by Prime or the General Partner to, any Governmental Entity, except (i) applicable requirements of the Exchange Act and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, (A) prevent or materially delay the performance by Prime or the General Partner of its obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby or (B) have a Prime Material Adverse Effect.

     3.8 Exchange Act Reports; Financial Statements.
         --------------------------------------

         (a) Since January 1, 1995, Prime has timely filed all reports and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") under the Exchange Act, including but not limited to proxy statements and reports on Form 10-K, Form 10-Q and Form 8-K (collectively, the "Prime SEC Reports"). As of the respective dates they were filed with the SEC, the Prime SEC Reports, including all documents incorporated by reference into such reports, complied in all material respects with the rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b)  The  consolidated  financial statements  (the  "Prime Financial
Statements") of Prime included in the Prime SEC Reports, as of the dates thereof and for the periods covered thereby, present fairly, in all material respects, the financial position, results of operations, and cash flows of Prime and AMI on a consolidated basis (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments which were not and are not expected, individually or in the aggregate, to have a Prime Material Adverse Effect). Any supporting schedules included in the Prime SEC Reports present fairly, in all material respects, the information required to be stated therein. Such Prime Financial Statements and supporting schedules were prepared: (A) in accordance with Regulation S-X promulgated by the SEC; and (B) except as otherwise noted in the Prime SEC Reports, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis. Other than as disclosed by the Prime Financial Statements included in the Prime SEC Reports or on Schedule 3.8 hereto, none of Prime,
                                         ------------
the General Partner or AMI has any liabilities, commitments or obligations of any nature whatsoever, whether accrued, contingent or otherwise that would be required to be reflected on, or reserved against in, a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities, commitments or obligations incurred since December 31, 1996 in the ordinary course of business that would not, individually or in the aggregate, have a Prime Material Adverse Effect. Except as set forth on
Schedule 3.8 and except for the Limited Partnership Interest, Prime
-----------
has no assets of any nature whatsoever, and Prime has no liabilities
(whether accrued, contingent or otherwise), of any nature whatsoever, except as specifically set forth in the Prime Financial Statements and specifically designated therein as a liability of Prime and not of AMI.

     3.9 Compliance with Laws.
         --------------------

         (a)  Except as set forth on Schedule 3.9, each of Prime, the General
                                     ------------
Partner and AMI is in compliance with all federal, state, local and foreign laws, ordinances, regulations, judgments, rulings, orders and other legal requirements applicable to it, its operations or its properties, including, without limitation, those relating to employment, building, zoning, safety and health, and environmental matters, except where the failure to so comply, individually or in the aggregate, would not have a Prime Material Adverse Effect. Except as set forth on Schedule 3.9 or as could not
                                        ------------
reasonably be expected to have a Prime Material Adverse Effect, neither Prime, the General Partner nor AMI has received written notification from any Governmental Entity asserting that it may not be in compliance with, or may have violated, any of the Laws which said Governmental Entity enforces, or threatening to revoke any authorization, consent, approval, franchise, license or permit, and neither Prime, the General Partner nor AMI is subject to any agreement or consent decree with any Governmental Entity arising out of previously asserted violations.

         (b) Without limiting the generality of Section 3.9(a), except as set forth on Schedule 3.9 or in the Prime SEC Reports, or as would not,
              ------------
individually or in the aggregate, have a Prime Material Adverse Effect: (i) Prime, the General Partner and AMI are, to the best of their knowledge, in compliance with all applicable Environmental Laws. All past noncompliance of Prime or AMI with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; and (ii) neither Prime, the General Partner nor AMI has, to the best of their knowledge, released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by Prime or AMI in violation of any Environmental Law.

     For purposes  of this Agreement: "Environmental Law"  means any federal,
                                       -----------------
state or local statute, law, ordinance, regulation, rule, code or order of the United States or any other jurisdiction and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environmental or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date of this Agreement. "Environmental Permit" means any
                                   --------------------
permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law. "Hazardous Material" means (i) any petroleum, petroleum products, by-products
 ------------------
or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

     3.10  Legal Proceedings.  Except as set forth on Schedule 3.10 or in the
           -----------------                          -------------
Prime SEC Reports, neither Prime, the General Partner nor AMI is, nor during the past three years has been, a party to any pending or, to the knowledge of Prime, threatened, legal, administrative or other proceeding, arbitration or investigation, that is or could have been reasonably expected to, individually or in the aggregate, result in a Prime Material Adverse Effect. Except as set forth on Schedule 3.10, Prime has no knowledge of any set of
                       -------------
facts which could reasonably be expected to result in any such legal, administrative or other proceeding, arbitration or investigation involving Prime, the General Partner or AMI. Except as set forth on Schedule 3.10,
                                                          -------------
neither Prime, the General Partner nor AMI is subject to any order, writ, injunction, decree, judgment, stipulation, determination or award entered by or with any Governmental Entity which could, individually or in the aggregate, reasonably be expected to have a Prime Material Adverse Effect.

     3.11  Brokers.  Except for Furman Selz Incorporated ("Furman Selz"), who
           -------
is acting as financial advisor to the General Partner and will be entitled to a fee of up to $350,000 and expenses in compensation therefor, neither Prime, the General Partner nor AMI has employed any financial advisor, broker or finder and has not incurred and none will incur any broker's, finder's, investment banking or similar fees, commissions or expenses to any other party in connection with the transactions contemplated by this Agreement.

     3.12   Absence of Material Adverse Changes.  Except as set forth on
            -----------------------------------
Schedule 3.12 or in  the Prime SEC Reports, since December 31, 1996:
-------------
(i) each of Prime, the General Partner and AMI has conducted its business only in the ordinary and usual course and in a manner consistent with past practices; (ii) there has not been any Prime Material Adverse Effect, (iii) there has not been any event that could reasonably be expected to prevent or materially delay the performance of Prime's or the General Partner's obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby by Prime or the General Partner; and (iv) neither Prime nor AMI has engaged or agreed to engage in any of the actions described in Section 4.1 (except as otherwise specifically permitted in Section 4.1). All proceeds from any sales of any properties of AMI since December 31, 1996 have been used solely to (a) pay costs and expenses of or related to such sales, (b) pay prepayment penalties in connection with the repayment of AMI's outstanding indebtedness to persons other than Prime Related Parties, (c) repay such indebtedness or (d) fund renovations to AMI's existing properties.

     3.13   Capitalization.   The only partnership  interests in  AMI are the
            --------------
Limited Partnership Interest and the GP Interest. The Limited Partnership Interest has been duly authorized, is validly issued and outstanding, and is fully paid. The Limited Partnership Interest is owned beneficially and of record by Prime, free and clear of all Liens. No interests or securities issued by Prime or AMI from the date of its organization to the date hereof were issued in violation of any statutory or common law preemptive rights or the Securities Act of 1933, as amended (the "Securities Act") or the rules and regulations of the SEC thereunder, or any state securities or "blue sky" laws. There are no distributions which have accrued or been declared but are unpaid on the partnership interests of AMI. All Taxes required to be paid in connection with the issuance by AMI of its partnership interests have been paid.

     3.14  Rights,  Warrants,  Options.    There  are  no outstanding:
           ---------------------------
(i) securities or instruments convertible into or exercisable for any partnership interests of AMI; (ii) options, warrants, subscriptions or other rights to acquire partnership interests of AMI; (iii) debt securities with any voting rights or convertible into securities with voting rights; or
(iv) commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to any partnership interests of AMI, or the issuance or repurchase by Prime, the General Partner or AMI of any partnership interests of AMI, any such securities or instruments convertible into or exchangeable for partnership interests of AMI or any such options, warrants or rights. Neither Prime Hospitality, Inc., a Delaware corporation ("Prime Hospitality") nor AMI Management Corp., a subsidiary of Prime Hospitality, nor any of their successors, assigns or affiliates have any right under the Limited Partnership Agreement of Prime or otherwise to acquire the Limited Partnership Interest or to receive notice of the transactions contemplated hereby.

     3.15  Title to Personal Property and Condition of Assets.  Except as set
           --------------------------------------------------
forth on Schedule 3.15, AMI is the legal and beneficial owner of each item of
         -------------
personal property, tangible and intangible, as reflected on the September 30, 1997 Prime Financial Statements and to each item of personal property, tangible and intangible, acquired by or on behalf of AMI since September 30, 1997 (other than non-material property disposed of in the ordinary course of business consistent with past practice since September 30, 1997 to persons who are not affiliates of Prime, the General Partner or AMI), free and clear of any Liens, except as set forth on the September 30, 1997 Prime Financial Statements or in Schedule 3.15 hereto (all such personal property being
                 -------------
hereinafter referred to as the "Personal Property"). Except as set forth on
Schedule 3.15, all equipment, machinery, fixtures and other Personal
-------------
Property owned or utilized by AMI are in good operating condition and in a good state of maintenance and repair and are adequate for the conduct of their respective businesses. Except for leasehold interests and other leased properties, and properties used under license or franchise agreements, specifically identified in either Schedule 3.15 or 3.16 hereto, there are no
                                  -------------     ----
assets owned by any third party (including Prime and the General Partner) which are used in the operations or the business of AMI, as presently conducted or proposed to be conducted.

     3.16   Real  Property.   Schedule 3.16 hereto  sets  forth  a true  and
            --------------    -------------
complete list, with the legal description thereof, of all real property owned or leased by AMI, together with a brief description of all structures, fixtures or improvements ("Improvements") thereon (such real property and Improvements, collectively, the "Real Property"). AMI owns good and marketable title to, or holds a valid leasehold interest in, all of the Real Property, free and clear of all Liens, mortgages, conditional sales agreements, restrictions, reservations, covenants, encumbrances, charges, restraints on transfer, or any other title defect of any nature, other than liens for real property taxes not yet due and other than those matters specifically disclosed on Schedule 3.16 or any title insurance policies or
                          -------------
commitments provided to Servico and listed on Schedule 3.16, which matters,
                                              -------------
individually or in the aggregate, do not materially adversely impair the marketability of the Real Property as it is now used by AMI (the "Permitted Exceptions"). Except as disclosed on Schedule 3.16, all Improvements are in
                                     -------------
good structural condition, free of any structural or other defect or impairment which impairs in any material respect the value, utility, or life expectancy of such Improvements, or which might otherwise adversely affect, in any material respect, the operation thereof. Except as disclosed on
Schedule 3.16 or on any surveys delivered to Servico, none of the
-----------
Improvements encroach onto adjoining land or onto any easements and there is no encroachment of Improvements from adjoining land onto any of the Real Property. None of the Real Property is located in an area identified by any Governmental Entity as having special flood or mud slide hazards or wetlands. There are no soil or geological conditions which might impair or adversely affect in any material respect the current use of any of the Real Property. Except as set forth on Schedule 3.16, neither the whole nor any portion
                       -------------
of the Real Property is being condemned or otherwise taken by any public authority, nor is any such condemnation or taking, to the knowledge of Prime, threatened or contemplated. No portion of any of the Real Property is affected by any outstanding special assessments or impact fees imposed by any Governmental Entity. Except for any Permitted Exceptions, no commitments relating to the Real Property have been made to any Governmental Entity, utility company, school board, church or other religious body or any homeowner or homeowners association, merchant's association or any other organization, group or individual which would impose an obligation upon Prime, the General Partner or AMI or any of their successors or assigns to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Real Property; and no Governmental Entity has imposed any requirement that any owner of the Real Property pay directly or indirectly any special fees or contributions or incur any expenses or obligations in connection with the Real Property. The parking facilities at each parcel of Real Property are adequate to comply with all Laws and the conduct of business on the respective properties as presently conducted or proposed to be conducted. Neither Prime nor the General Partner has any information or knowledge of (a) any change contemplated in any Law, (b) any judicial or administrative action, (c) any action by adjacent landowners, or (d) any other fact or condition of any kind or character which could materially adversely affect the current use or operation of the Real Property. Neither the General Partner nor any of its affiliates owns or leases, directly or indirectly, any property adjacent to the Real Property. Neither the air rights over the Real Property nor any other "development rights" with respect to the Real Property has been assigned, transferred, leased or encumbered.

     3.17  Intangible  Property.  Except as set forth  on Schedule 3.17 or as
           --------------------                           -------------
would not, individually or in the aggregate, have a Prime Material Adverse Effect, AMI owns or possesses adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with its business as currently conducted or proposed to be conducted, and neither Prime nor the General Partner is aware of any assertion or claim challenging the validity of any of the foregoing. The conduct of the respective businesses of Prime, the General Partner and AMI as currently conducted does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark or copyright of any third party that, individually or in the aggregate, would have a Prime Material Adverse Effect. To the knowledge of Prime, there are no infringements of any proprietary rights owned by or licensed by or to AMI that, individually or in the aggregate, would have a Prime Material Adverse Effect.

     3.18  Governmental Authorizations. Except as set forth on Schedule 3.18,
           ---------------------------                         -------------
Prime, the General Partner and AMI have in full force and effect all authorizations, consents, approvals, franchises, certificates, operating authorities, licenses and permits required under applicable Law
(collectively referred to as "Licenses") for the ownership of Prime's, the General Partner's and AMI's properties and operation of their businesses as presently operated, except where the failure to have any such Licenses could not reasonably be expected to have a Prime Material Adverse Effect. Except as set forth on Schedule 3.18, none of the transactions contemplated hereby
                -------------
could reasonably be expected to have a material adverse effect on the status of any such License or require Prime, the General Partner or AMI to obtain any additional License to continue to operate their respective businesses as presently conducted.

     3.19  Insurance.  Schedule 3.19 sets forth a list and description of all
           ---------   -------------
insurance  policies existing  as  of  the  date  hereof  providing  insurance coverage of any nature to Prime, the General Partner or AMI. All such policies are in full force and effect, are valid and enforceable in accordance with their terms and are sufficient for compliance with all Laws and all AMI Material Agreements.

     3.20  Employment Matters.
           ------------------

         (a)  Labor Relations.  Except as set forth on Schedule 3.20(a), the
              ---------------                          ----------------
employees of Prime, the General Partner and AMI are not represented by any labor union and are not subject to a collective bargaining agreement. Neither Prime, the General Partner nor AMI have experienced any strike, work stoppage or labor disturbance with any group of employees and to Prime's knowledge, no set of facts exists which could reasonably be expected to lead to any of the foregoing events.

         (b)   Employment Agreements. Except as set forth on Schedule 3.20(b)
               ---------------------                         ----------------
there are no employment, consulting, severance or indemnification arrangements, agreements, or to the knowledge of Prime, material understandings between Prime, the General Partner or AMI and any officer, director, consultant or employee. Except as set forth on Schedule 3.20(b),
                                                         ----------------
the terms of employment or engagement of all employees, agents, consultants and professional advisors of Prime, the General Partner or AMI are such that their employment or engagement may be terminated by not more than two weeks' notice given at any time without liability for payment of compensation or damages.

         (c)   Winegarden & Hammons Agreements. Set forth as Schedule 3.20(c)
               -------------------------------               ----------------
are true and correct copies of the agreements with Winegarden & Hammons, Inc. for the management of AMI's properties and the administration of Prime.

         (d)   Employee Benefit Plans. Except as set forth on Schedule
               ----------------------                         --------
3.20(d), there  are no pension, retirement, stock  or equity purchase, stock
-------
or equity bonus, stock or equity ownership, stock or equity option, profit sharing, savings, medical, disability, hospitalization, insurance, deferred compensation, bonus, incentive, welfare or any other employee benefit plan, policy, agreement, commitment or arrangement maintained by or binding upon Prime, the General Partner or AMI for any of their partners, directors, officers, consultants, employees or former employees (the "Prime Plans"). Schedule 3.20(d) also identifies each Prime Plan which constitutes
          --------------
an "employee pension benefit plan" ("Prime Pension Plan") or an "employee welfare benefit plan" ("Prime Welfare Plan"), as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"). None of the Prime Plans is a "multiemployer plan," as such term is defined in ERISA, or is subject to Title IV of ERISA.

     Each  Prime Pension  Plan  has  been determined  to  be  qualified under
Section 401(a) of  the Code, and each such Plan remains  so qualified; and
to Prime's knowledge, no facts or circumstances exist which could result in the revocation of such qualification. Each Prime Welfare Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements. Each Prime Plan has been administered in all material respects in accordance with its terms and the Code, and each Prime Pension Plan and Prime
Welfare  Plan  has   been administered in all material respects  in
accordance with ERISA.   The assets of each  Prime Plan are at least  equal
in value to the  present value of the accrued benefits  of participants of
such Plan.   No facts  or circumstances exist which could reasonably be expected to give rise to any liability of any Prime Plan, Prime, AMI, the General Partner, Servico, SAC or to any other person. Prime or AMI has paid all amounts required under applicable Law, any Prime Pension Plan and any Prime Welfare Plan to be paid as a contribution to each Prime Pension Plan and Prime Welfare Plan through the date hereof. To the extent required by Law, Prime has set aside adequate reserves to meet contributions which are not yet due under any Prime Pension Plan or
Prime Welfare Plan. Neither Prime, the General Partner, AMI nor any other person acting for or on behalf of any of them has engaged in any transaction or taken any other action with respect to any Prime Plan which would subject Prime, AMI or the General Partner to: (i) any Tax, penalty or liability for prohibited transactions under ERISA or the Code; (ii) any
Tax under  Code Sections 4971, 4972,  4976, 4977 or  4979; or (iii) a
penalty  under ERISA Sections 502(c)  or 502(l).  Neither  Prime, the
General Partner  nor AMI, nor any  director, partner, officer or  employee of Prime, the General Partner or AMI, to the extent it or he is a fiduciary with respect to any Prime Pension Plan or Prime Welfare Plan, has breached any of its or his responsibilities or obligations imposed upon fiduciaries under ERISA or the Code or which could result in any claim being made under, by or on behalf of any Prime Pension Plan or Prime Welfare Plan or any participant or beneficiary thereof. Each Prime Welfare Plan which is a group health plan within the meaning of Code Section 5000(b)(1) complies in all material respects with and in each and every case has complied in all material respects with the applicable requirements of Code Section 4980B and Part 6 of Title I of ERISA and does
not  benefit retirees, except as otherwise required by law.   As of the date
thereof, there was no accrued vacation or sick leave payable to the directors or employees of Prime, the General Partner or AMI which is not reflected in the Prime Financial Statements.

         (e)  Personnel.   Schedule 3.20(e) sets forth: (i)  the names of all
              ---------    ----------------
officers of Prime, the General Partner and AMI; and (ii) the names and job designations of all employees of Prime, the General Partner and AMI whose cash compensation exceeds $75,000 per annum. Except as disclosed in the Prime Financial Statements and except for unpaid base compensation accrued in the ordinary course of business consistent with past practice since September 30, 1997, there are no material sums due to any employees of Prime, the General Partner or AMI.

     3.21  Material Agreements.
           -------------------

         (a)   Schedule 3.21 sets  forth  a  list of  all  written and  oral
               -------------
agreements, arrangements or commitments (collectively, the "AMI Material Agreements") to which any of Prime, the General Partner or AMI is a party or by which it or any of its respective assets are bound which are or could reasonably be expected to be material to the financial position or results of operations of Prime, the General Partner or AMI, including, but not limited to, any: (i) contract, commitment, agreement or relationship resulting in a commitment or potential commitment for expenditure or other obligation or potential obligation, or which provides for the receipt or potential receipt, involving in excess of $100,000, or a series or related contracts, commitments, agreements or relationships that in the aggregate give rise to rights or liabilities exceeding such amounts; (ii) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment relating to the borrowing of money, encumbrance of assets or guaranty of any obligation; (iii) licensing, franchise or royalty agreements or agreements providing for other similar rights or agreements with third parties; (iv) agreements which restrict Prime, the General Partner or AMI from engaging in any line of business or from competing with any other person or entity anywhere in the world; (v) agreements or arrangements for the sale of any of the assets, property or rights owned or utilized by AMI in the operation of its business or requiring the consent of any party to the transfer and assignment of such assets, property and rights, except for agreements or arrangements to sell products or services in the ordinary course of business consistent with past practices; (vi) agreement, contract or arrangement with any affiliate of Prime, the General Partner or AMI or any affiliate of any partner, officer, director or employee of Prime, the General Partner or AMI; (vii) lease of or agreement to purchase real property; (viii) indemnification, contribution or similar agreement or arrangement pursuant to which Prime, the General Partner or AMI may be required to make any indemnification or contribution to any other person except to the extent provided in the Certificate of Limited Partnership or Limited Partnership Agreement of Prime or AMI or the Certificate of Incorporation or bylaws of the General Partner, as in effect on the date hereof; or (ix) other material contract, agreement or instrument which cannot be terminated without penalty to Prime, the General Partner or AMI, upon the provision of not greater than 30 days notice.

         (b)   Except  as  set  forth  on  Schedule 3.21,  all  AMI  Material
                                           -------------
Agreements have been entered into on an "arms-length" basis with parties who are not affiliates of Prime, the General Partner or AMI. Except as set
forth on Schedule 3.21, the Material Agreements are each  in full force
         -------------
and effect and are the valid and legally binding obligations of AMI, Prime or the General Partner, as the case may be, and, to the best of Prime's knowledge (without independent inquiry), have not been breached by any of the other parties thereto and are valid and binding obligations of the other parties thereto. Neither Prime, the General Partner nor AMI is in default under the Certificate of Limited Partnership or Limited Partnership
Agreement of Prime or AMI or the Certificate of Incorporation or bylaws of the General Partner or in default or alleged default under any AMI Material Agreement and no event has occurred which with the giving of notice or lapse of time or both would constitute such a default.

     3.22  Related Party Transactions.   Except as set forth on Schedule 3.22
           --------------------------                           -------------
or reflected in the Prime Financial Statements, neither Prime nor the General Partner nor any director, officer, partner or shareholder of Prime, the General Partner or AMI, nor to Prime's knowledge, any employee of Prime, AMI or the General Partner (individually a "Prime Related Party" and collectively the "Prime Related Parties") or any affiliate of any Prime Related Party: (i) owns, directly or indirectly, in whole or in part, any material property, asset (other than cash) or right, real, personal or mixed, tangible or intangible, which is associated with or necessary in the operation of the business of AMI, as presently conducted or (ii) has an interest in or is, directly or indirectly, a party to any AMI Material Agreement or any other contract, agreement, lease or arrangement to which AMI is bound or is a party.

     3.23  Tax Matters.
           -----------

         (a) All federal, state, local and foreign Tax returns and Tax reports, if any, required to be filed with respect to the business or assets of Prime, AMI or the General Partner have been filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed; all of the foregoing as filed are true, correct and complete in all material respects, and in all material respects reflect accurately all liability for Taxes of Prime, AMI and the General Partner for the periods for which such returns relate; and all amounts shown as owing thereon have been paid. Except as set forth on Schedule 3.23, none of such
                                                -------------
returns or reports have been audited by any Governmental Authority.

         (b)  Except as set forth in Section 3.23, none  of Prime, AMI or the
                                     ------------
General Partner will have any liability with respect to Taxes, if any, payable by them or relating to or chargeable against any of their assets, revenues or income through September 30, 1997, including, but not limited to, interest and/or penalties, in excess of the amounts paid through the date hereof or provided for by adequate reserves on the books of Prime, AMI or the General Partner, as the case may be; and none of Prime, AMI or the General Partner will have any liability with respect to any such Taxes through the Closing in excess of the amounts paid through the date thereof or then provided for by adequate reserves on the books of Prime, AMI or the General Partner, as the case may be.

         (c) None of Prime, AMI nor the General Partner has waived any restrictions on assessment or collection of Taxes or consented to the extension of any statute of limitations relating to federal, state, local or foreign taxation.

         (d)   Set  forth on  Schedule 3.23 is  a summary  of all  disputes,
                              -------------
claims and appeals by Prime, AMI, the General Partner or any governmental authority with respect to Taxes.

     3.24  Disclosure.  No representation or warranty of Prime or the General
           ----------
Partner herein (including the exhibits and schedules hereto), and no certificate furnished or to be furnished by or on behalf of Prime or the General Partner to Servico or its agents pursuant to this Agreement, contains or will, at the time it is made, contain any untrue statement of a material fact or omits or will, at the time it is made, omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.


                                  ARTICLE IV
                                  COVENANTS
                                  ----------

     4.1  Interim Operations of  AMI.  Except as set  forth on Schedule 4.1,
          --------------------------                           ------------
during the period from the date of this Agreement to the Closing, the
General Partner shall use its best efforts to cause each of AMI and Prime to operate its business only in the usual and ordinary course consistent with past practices and (i) preserve intact its business organization and goodwill in all respects, (ii) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof, and (iii) maintain its relationships with franchisors, licensors, distributors, suppliers and others with which it has business relations. Additionally, the General Partner shall cause any proceeds from the sales of any properties of AMI to be used solely to (a) pay costs and expenses of or related to such sales, (b) pay any prepayment penalties in connection with the repayment of AMI's outstanding indebtedness to persons other than Prime Related Parties, (c) repay such indebtedness, or (d) fund renovations to AMI's existing properties. Except as otherwise expressly contemplated herein or set forth on Schedule 4.1, without the written consent of Servico (which
                ------------
shall not be unreasonably withheld or delayed and shall be deemed to have been given if not expressly denied within ten (10) days after written request therefor), Prime shall not, nor shall it cause or permit AMI to, (i) amend or otherwise change its Certificate of Limited Partnership or Limited Partnership Agreement; (ii) issue, sell or authorize for issuance or sale, any partnership interests or shares of any class of its securities or other equity interests or any subscriptions, options, warrants, rights or convertible securities or enter into any agreements or commitments of any character obligating it to issue or sell any such partnership interests, securities or other equity interests; (iii) redeem, purchase or otherwise acquire, directly or indirectly, any of its partnership interests or other equity interests or any option, warrant or other right to purchase or acquire any such partnership interests or other equity interests or return all or any portion of any capital contributions; (iv) enter into any commitment or transaction (including, but not limited to, any capital expenditure or sale of assets), other than in the ordinary course of business consistent with past practices; provided, however, that, except as set forth on Schedule 4.1, no commitment or transaction involving the
             ------------
receipt or potential receipt of in excess of One Hundred Thousand Dollars ($100,000) or payment or potential payment of in excess of One Hundred Thousand Dollars ($100,000) shall be entered into without the prior written consent of Servico; (v) create, incur, assume, maintain or permit to exist any long-term indebtedness or short-term indebtedness or indebtedness for borrowed money (including purchase money financing), except in the ordinary course of business consistent with past practices under an existing loan availability, or any lien, pledge, mortgage or other encumbrance affecting any of its assets; (vi) pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise) which involve payments or commitments to make payments which exceed normal business operating requirements, consistent with past practice; (vii) cancel any debts or waive any claims or rights; (viii) make any loans, advances or capital contributions to, or investments in financial instruments of, any person or entity; (ix) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; (x) grant any increase in the compensation payable or to become payable to any of its partners, officers, employees or consultants or establish, adopt or increase any bonus, insurance or other employee benefit plan, payment or arrangement made to, for or with any such persons or pay any bonus to any manager, partner, officer, director or employee, except to persons other than officers, directors or consultants of AMI or Prime pursuant to existing plans in amounts and at times in conformity with such plans and consistent with past practices; (xi) enter into any employment agreement or grant any severance or termination pay with or to any partner, officer, director or employee, except to persons other than officers, directors or consultants of AMI or Prime pursuant to existing plans in amounts and at times in conformity with such plans and consistent with past practices; (xii) declare or pay any distribution (whether in cash or other property) with respect to its partnership interests; (xiii) alter in any way the manner of keeping its books, accounts or records or its accounting practices therein reflected;
(xiv) enter into any agreement which would be an AMI Material Agreement or amend, terminate, renew or modify any existing AMI Material Agreement; (xv) enter into any indemnification, contribution or similar agreement requiring it to indemnify any other person or entity or make contributions to any other person or entity; (xvi) do any act, or omit to do any act, or permit, to the extent within Prime's or AMI's control, any act or omission to act which would cause a violation or breach of any of the representations, warranties or covenants of Prime or the General Partner set forth in this Agreement; (xvii) sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible), other than in the ordinary course of business consistent with past practices or, with respect to any hotel properties, only pursuant to AMI Material Agreements currently in effect and disclosed on Schedule 3.21 or as otherwise set forth on
                           -------------
Schedule 4.1; (xviii) enter into any  agreement or  take any  action which
------------
could have a Prime Material Adverse Effect (financial or otherwise); or
(xix) agree, whether in writing or otherwise, to do any of the foregoing.

     4.2  Access.  Prime and the General Partner shall: (i) afford to Servico
          ------
and its agents and representatives full access to the properties, books, records and other information of Prime, AMI and the General Partner, provided that such access shall be granted upon reasonable notice and at reasonable times during normal business hours in such a manner as to not unreasonably interfere with normal business operations; (ii) use its reasonable efforts to cause Prime's, the General Partner's and AMI's personnel, without unreasonable disruption of normal business operations, to assist Servico in its investigation of Prime, AMI and the General Partner pursuant to this Section 4.2; and (iii) promptly make available to Servico such information and documents concerning the business, assets, liabilities, properties and personnel of Prime, AMI and the General Partner as Servico may from time to time reasonably request and as can be provided without unreasonable expense or disruption of normal business operations. Prime and the General Partner shall use their best efforts to cause their advisors, consultants, contractors and managers to cooperate with Servico and its agents and representatives, and to make available to Servico and its agents and representatives, information and documents, on terms and subject to conditions similar to those provided in the preceding sentence and subject to the reimbursement by Servico or its agents and representatives of the reasonable out-of-pocket costs or expenses (but not fees) of such advisors, consultants, contractors and managers associated with making available such information and documents.

     4.3   Schedules.   Immediately following  the execution  and delivery of
           ---------
this Agreement, Prime, AMI and the General Partner, together with their advisors, representatives, and counsel, shall commence, and proceed as promptly as practicable with, the preparation of the Schedules hereto, which Schedules shall be delivered to Servico not later than three (3) weeks after the execution and delivery hereof. Servico or its advisors, representatives and counsel may participate in such process (as part of their review contemplated by Section 4.2 and not as the preparers of such Schedules).

     4.4  Consents.  Each of Prime, the General Partner and Servico agrees to
          --------
cooperate with each other, file, submit or request promptly after the date of this Agreement and to prosecute diligently any and all applications or notices required to be filed or submitted to any Governmental Entity, including those specified in Sections 2.4 and 3.7. Each of Prime, the General Partner and Servico shall promptly make available to the other such information as each of them may reasonably request relating to its business, assets, liabilities, properties and personnel as may be required by each of them to prepare and file or submit such applications and notices and any additional information requested by any Governmental Entity, and shall update by amendment or supplement any such information given in writing. Each of Prime, the General Partner and Servico represents and warrants to the other that such information, as amended or supplemented, shall be an accurate and complete description of the information or data purported to be shown. Each of Prime and Servico shall promptly provide the other with copies of all filings made with Governmental Entities in connection with this Agreement.

     4.5   Reasonable Efforts.  Subject to  the terms and conditions  of this
           ------------------
Agreement, each of the parties shall use its reasonable efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its control to cause to be fulfilled those conditions precedent to its obligations to consummate the transactions contemplated by this Agreement. The parties shall use reasonable efforts to obtain all consents and approvals required in connection with the consummation of the transactions contemplated by this Agreement.

     4.6  Notification.   Each party to this  Agreement shall promptly notify
          ------------
the other parties in writing of the occurrence, or threatened occurrence, of
(i) any event that, with the lapse of time or notice or both, would constitute a violation or breach of this Agreement by such party, (ii) any event that would cause any representation or warranty made by such party in this Agreement to be false or misleading in any respect; and (iii) any other matter which may occur from and after the date of this Agreement which, if existing on the date of such Agreement, would have been required to be disclosed herein. The updating of any schedule pursuant to this Section 4.6 shall not be deemed to release any party for the breach of any representation, warranty or covenant hereunder or of any other liability arising hereunder.

     4.7  No Solicitation.   Except for the transactions contemplated by this
          ---------------
Agreement, unless and until this Agreement shall have been terminated, Prime and the General Partner shall not (nor shall they permit AMI or any of its or their partners, shareholders, officers, directors, agents or affiliates to) directly or indirectly (i) solicit, encourage (including by furnishing information to any third party or group), initiate or, except as provided in the proviso to this sentence, participate in any negotiations or discussions with respect to any offer or proposal to acquire all or substantially all of the business and assets or capital stock or partnership interests of Prime, AMI or the General Partner, whether by merger, purchase of assets or otherwise, or (ii) except as required by Law, disclose any non-public information or any other information not customarily disclosed to any person or entity concerning the business and assets of Prime, the General Partner and AMI, afford to any person or entity (other than Servico and its designees) access to the books or records of Prime, the General Partner or AMI or otherwise assist or encourage any person or entity in connection with any of the foregoing; provided, however, that Prime, AMI and/or the General Partner may entertain, participate in negotiations or discussions with respect to, and accept, any unsolicited offer or proposal that Prime, AMI and/or the General Partner reasonably determines, considering all of the terms and conditions of the transactions contemplated by this Agreement and all of the terms and conditions of such offer or proposal, is more favorable to the Limited Partners. In the event that Prime, AMI or the General Partner shall receive or become aware of any offer or proposal of the type referred to in clause (i) above or the proviso to the preceding sentence, Prime shall promptly inform Servico of such offer or proposal and the terms and provisions thereof.

     4.8  Confidentiality.  The  parties acknowledge that all confidential or
          ---------------
proprietary information with respect to the business and operations of the other party and their respective subsidiaries is valuable, special and unique. The parties shall not disclose, directly or indirectly, to any person or entity, or use or purport to authorize any person or entity to use any confidential or proprietary information with respect to the other party or any of their respective subsidiaries for any purpose other than the evaluation of the transactions contemplated by this Agreement, without the prior written consent of the other party, including without limitation, information as to the financial condition, results of operations, customers, suppliers, products, products under development, services, services under development, inventions, sources, leads or methods of obtaining new business, pricing methods or formulas, costs, marketing strategies or any other information relating to Prime, the General Partner, AMI, SAC or Servico or any of their respective subsidiaries, which could reasonably be regarded as confidential or proprietary (whether such data is obtained from such party or its affiliates, from advisors or consultants to, or managers for, or representatives of such party or its affiliates, or from other parties in a relationship of confidentiality with such party or its affiliates, and without regard to the form or medium in which such information is embodied), but not including information which (i) is or shall become generally available to the public other than as a result of an unauthorized disclosure by any of the parties or any of its affiliates, (ii) becomes available to the other party on a nonconfidential basis from a source other than a party to this Agreement, provided such source is not in violation of a confidentiality agreement with the party providing such information or (iii) is required to be disclosed by law or by the rules and regulations of the NYSE. The covenants of the parties contained in this Section 4.8 shall survive any termination of this Agreement. In the event that the transactions contemplated by this Agreement are consummated, Servico's obligations under this Section 4.8 with respect to Prime, the General Partner and AMI shall terminate.

     4.9  Publicity.  The  parties  agree to reasonably  corporate in issuing
          ---------
any press release or other public announcement or making any governmental filing concerning this Agreement or the transactions contemplated hereby. Nothing contained herein shall prevent any party from at any time furnishing any information to any Governmental Entity which it is by Law or pursuant to the rules and regulations of the NYSE so obligated to disclose or from making any disclosure which its independent outside counsel (which may be such party's regularly engaged outside counsel) deems (in the case of non-governmental filings, in writing) necessary in order to fulfill such party's disclosure obligations under applicable law, or the rules and regulations of the NYSE; provided, however, that such party shall afford the other parties prompt notice of the proposed disclosure and the opportunity to seek a protective order or other relief. If such order or other relief is denied, or the provisions of the foregoing proviso are waived, the disclosing party shall disclose only so much of any confidential or proprietary information as is required under the circumstances to be disclosed.

     4.10   Proxy Statement.
            ---------------

         (a) As promptly as practicable after the execution of this Agreement, Prime shall prepare and file with the SEC a proxy statement with respect to the transactions contemplated by this Agreement relating to the special meeting of Prime's Limited Partners (the "Prime Special Meeting") to be held to consider the approval of this Agreement and the transactions contemplated hereby (such document, together with any amendments thereto, the "Proxy Statement"). Servico shall furnish all information concerning Servico, its offer contemplated by this Agreement, and, to the extent required by applicable Law, its analysis of and plans for AMI's properties, as Prime may reasonably request in connection with the preparation of the Proxy Statement. The Proxy Statement shall be mailed to the Limited Partners of Prime as promptly as practicable. Prime shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and all other applicable Law and shall ensure that none of the information included in the Proxy Statement shall, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Limited Partners of Prime or (ii) the time of the Prime Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) The Proxy Statement shall include the recommendation of the General Partner to Prime's Limited Partners that they vote in favor of approval of this Agreement and the transactions contemplated hereby.

         (c) No amendment or supplement to the proxy statement filed with the SEC, shall be made without the approval of Servico, which approval shall not be unreasonably withheld or delayed. Prime shall promptly advise Servico of any request by the SEC for amendment of such proxy statement or comments thereon and responses thereto or requests by the SEC for additional information.

     4.11   Special Meeting.   Prime shall call and  hold the Prime Special
            ---------------
Meeting as promptly as practicable for the purpose of voting upon the approval of this Agreement pursuant to the Proxy Statement and the transactions contemplated hereby. Prime shall use its best efforts to solicit from its Limited Partners, proxies in favor of the approval of this Agreement and the transactions contemplated hereby pursuant to the Proxy Statement and shall take such other action as is reasonably necessary or advisable to secure the vote or consent of Limited Partners required by applicable Law.

     4.12   Dissolution of  Prime.   Immediately after  the Closing,  Prime
            ---------------------
shall wind up its affairs, dissolve and distribute the Purchase Price to its Limited Partners in accordance with the terms of its Limited Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act.


                                  ARTICLE V
                            ADDITIONAL AGREEMENTS
                            ---------------------

     5.1   Survival of the Representations, Warranties, Covenants and
           ----------------------------------------------------------
Agreements.  The representations  and warranties  of Prime,  the  General
----------
Partner and Servico contained in this Agreement shall terminate at the Closing.

     5.2  Investigation.    The  representations,  warranties,  covenants  and
          -------------
agreements of this Agreement shall not be affected or diminished in any way by the receipt of any notice pursuant to Section 4.6 or by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made. All statements contained herein or in any schedule, certificate, exhibit, list or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties for purposes of this Agreement.

     5.3  Indemnification.
          -------------

         (a) For a period of six years after the Closing, Servico shall, subject to applicable Law, indemnify, defend and hold harmless the present directors and officers of the General Partner (each a "Prime Indemnified Party") against all losses, claims, demands, costs, damages, liabilities, expenses, judgments, fines, settlements and other amounts arising out of actions or omissions occurring at or prior to the Closing to the same extent (including mandatory advancement of expenses) but without limitation as to amount as provided under the Limited Partnership Agreements of Prime and AMI and the Certificate of Incorporation and bylaws of the General Partner. During such period, Servico shall obtain or maintain in effect a directors' and officers' liability insurance policy or a noncancellable runoff policy insuring the Prime Indemnified Parties, with coverage in amount and scope substantially equivalent to the General Partner's existing coverage, for events or occurrences prior to the Closing.

         (b) For purposes of the foregoing, (i) any claim against S. Leonard Okin in his capacity as a consultant to Prime, AMI or the General Partner shall be deemed to be a claim against him as an officer of the General Partner and (ii) any claim against Paul H. Rich or Siegel Rich Inc. as a consultant to Prime, AMI or the General Partner shall be deemed to be a claim against Seymour G. Siegel as a director of the General Partner.

         (c) The indemnification provided for above shall (i) include any claim against any Prime Indemnified Party arising directly or indirectly out of this Agreement and (ii) if litigation is commenced against such Prime Indemnified Party which has not finally concluded within six (6) years after the Closing, continue until such litigation is finally concluded.

         (d) If a claim under this Section 5.3 is not paid in full by Servico within sixty (60) days after a written claim has been received by Servico, the indemnified party may at any time thereafter bring suit against Servico to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by Servico to recover an advancement of expenses pursuant to an undertaking, such person shall be entitled to be paid also the expenses of prosecuting or defending such suit.

         (e) In any suit brought by an indemnified party to enforce a right to indemnification or to an advancement of expenses pursuant to the terms of an undertaking, the burden of providing that such person is not entitled to be indemnified, or to such advancement of expenses, shall be on Servico.

         (f) For a period of six (6) years after the Closing, Servico shall, subject to applicable law, indemnify, defend and hold harmless Furman Selz to the same extent, and on the same terms and subject to the same conditions, that Prime and the General Partner had agreed to indemnify and hold harmless Furman Selz. A complete and correct copy of such agreement shall be provided to Servico with the Schedules contemplated in Section 4.3.

         (g) During the term of this Agreement, Servico shall pay all reasonable expenses (including reasonable attorneys' fees) incurred by any Prime Indemnified Party in defending any proceeding brought by any of the Limited Partners against such Prime Indemnified Party as a consequence of the execution and delivery of this Agreement and the proposed sale of the Limited Partnership Interest to SAC pursuant to this Agreement. Servico's obligations under this paragraph 5.3(g) shall terminate upon termination of this Agreement.

                                  ARTICLE VI
                             CONDITIONS PRECEDENT
                             --------------------

     6.1  Mutual Conditions  Precedent.   The  respective  obligations of  the
          ----------------------------
parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

         (a)   Governmental Consents.   All material  consents and  approvals
               ---------------------
required by Governmental Entities for the consummation of the transactions contemplated by this Agreement shall have been obtained.

         (b)   No Litigation.  No litigation, arbitration or other proceeding
               -------------
shall be pending or, to the knowledge of the parties, threatened by or before any court, arbitration panel or governmental authority, and no law or regulation shall have been enacted after the date of this Agreement; and no judicial or administrative decision shall have been rendered, which, in each case, enjoins, prohibits or materially restricts, or seeks to enjoin, prohibit or materially restrict, the consummation of the transactions contemplated by this Agreement.

         (c)   Partnership Approvals.   The  Limited Partners  of Prime  shall
               ---------------------
have approved this Agreement and the transactions contemplated hereby in accordance with its Certificate of Limited Partnership and Limited Partnership Agreement.

         (d)   General Partner Purchase Agreement. Servico shall have entered
               ----------------------------------
into a binding agreement with the General Partner pursuant to which Servico will acquire the GP Interest and Servico or its designee will be substituted and admitted as the sole general partner of AMI.

     6.2  Conditions  Precedent  to   the  Obligations   of  Servico.     The
          ----------------------------------------------------------
obligations of Servico to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

         (a)   Representations   and   Warranties   True.     Each   of   the
               -----------------------------------------
representations and warranties of Prime and the General Partner contained herein or in any certificate or other document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects (except for such representations and warranties qualified by materiality which shall be true and correct in all respects) as of the Closing with the same force and effect as though made on and as of such date, except that representations as to agreements, licenses, franchises, rights, conditions, facts or relationships that will terminate or be altered at the Closing by virtue of the Closing or changes in relationships caused by the Closing shall be understood to have no force, or validity beyond the Closing.

         (b)   Performance.    Prime  and  the  General  Partner  shall  have
               -----------
performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by them prior to or at the Closing.

         (c)   No Material Adverse Effect.  There shall not have occurred any
               --------------------------
event or condition which has adversely affected or is reasonably likely to adversely affect in any material respect the condition (financial or otherwise) of AMI or its assets, liabilities (whether absolute, accrued, contingent or otherwise), earnings, business, prospects or operations.

         (d)   Consents and Agreements.  Prime and the General  Partner shall
               -----------------------
have obtained all material authorizations, consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby.

         (e)   Opinion of Counsel.   Servico shall have  received from Brown &
               ------------------
Wood LLP, legal counsel to Prime, an opinion letter, dated as of the
Closing, in form and substance reasonably satisfactory to Servico, with respect to the matters set forth in Exhibit 6.2(e) to this Agreement.
                                    --------------

         (f)   Certificates.    Prime  shall  have  delivered  to  Servico  a
               ------------
certificate executed by the principal executive officer of the General Partner, dated as of the Closing, certifying in such detail as Servico may reasonably request, that (i) the conditions specified in Sections 6.2(a) and
(b) (insofar as they are to be performed by Prime or the General Partner) have been fulfilled and (ii) attached to such certificate is a true and correct copy of the resolutions or consents of the Board of Directors of the General Partner authorizing the execution, delivery and performance of this Agreement by Prime and the General Partner. Servico shall also have received (i) a certificate from the Secretary of the General Partner as to the incumbency and signatures of the officers of Prime and the General Partner executing this Agreement, and (ii) a certificate issued by the Secretary of State of Delaware and of each state in which the General
Partner or AMI is qualified to do business, as of a date reasonably acceptable to Servico, as to the good standing of the General Partner and AMI in those states.

         (g)   Consulting Agreement.  Servico  shall enter into  a Consulting
               --------------------
Agreement with Mr. Leonard Okin in the form attached as Exhibit 6.2(e) hereto.
                                                        --------------

     6.3  Conditions Precedent to  the Obligations  of Prime  and the General
          -------------------------------------------------------------------
Partner.   The obligations of Prime and the General Partner to consummate the
-------
transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

         (a)   Representations  and   Warranties   True.      Each   of   the
               ----------------------------------------
representations and warranties of Servico contained herein or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects (except for such representations and warranties qualified by materiality which shall be true and correct in all respects) on and as of the Closing with the same force and effect as though made on and as of such date.

         (b)  Performance.  Servico shall have performed and complied in all
              -----------
material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by it prior to or at the Closing.

         (c)   Consents and  Agreements.   Servico  shall  have  obtained all
               ------------------------
material authorizations, consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby.

         (d)   Opinion of Counsel.  Prime and the  General Partner shall have
               ------------------
received from Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., legal counsel to Servico, an opinion letter, dated as of the Closing, in form and substance reasonably satisfactory to Prime and the General Partner, with respect to the matters set forth in Exhibit 6.3(d) to this Agreement.
                                    --------------

         (e)   Servico's Certificates.  Servico shall have delivered to Prime
               ----------------------
a certificate executed by its Chairman and President, dated as of the Closing, certifying in such detail as Prime may reasonably request, that:
(i) the conditions specified in Sections 6.3(a) and (b) (insofar as they are to be performed by Servico) have been fulfilled; and (ii) attached to such certificate is a true and correct copy of the resolutions of the Board of Servico authorizing the execution, delivery and performance of this Agreement by Servico. Prime and the General Partner shall also have received (i) a certificate from the Secretary of Servico as to the incumbency and signatures of the officers of Servico executing this Agreement and (ii) a certificate issued by the Secretary of State of Florida as to the due formation, valid existence and good standing of Servico in Florida.

     6.4  Termination.  This Agreement may be terminated at any time prior to
          -----------
the date of Closing, as follows:

         (a)  by mutual written consent of Servico and Prime;

         (b) by either Servico or Prime, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable;

         (c) by either Servico or Prime, if the Closing has not occurred by June 1, 1998 (such date or such later date mutually agreed to in writing by the parties hereto referred to as the "End Date") (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Closing);

         (d) by either Servico or Prime, if the Prime Special Meeting shall have been held, and the Limited Partners shall have failed to approve this Agreement;

         (e) by Servico at any time in its sole discretion if any of the representations or warranties of Prime or the General Partner in this Agreement are not in all material respects true and correct, or if Prime or the General Partner breach in any material respect any covenant contained in this Agreement, provided that if such misrepresentation or breach is curable, it is not cured within ten (10) business days after notice thereof, but in any event prior to the End Date;

         (f) by Prime at any time in its sole discretion if any of the representations or warranties of Servico or SAC in this Agreement are not in all material respects true and correct, or if Servico or SAC breach in any material respect any covenant contained in this Agreement, provided that if such misrepresentation or breach is curable, it is not cured within ten (10) business days after notice thereof, but in any event prior to the End Date;

         (g) by Servico, in Servico's sole discretion, at any time prior to the passage of seven (7) days after delivery to Servico of the Schedules contemplated in Section 4.3; or

         (h) by Prime, if Prime has not obtained prior to seven (7) days after execution and delivery of this Agreement, the required approval of the holders of AMI's outstanding secured indebtedness to the application of AMI's available funds to the payment of up to $700,000 of the fees and expenses of this transaction, including the fees and expenses of Furman Selz, the fees and expenses of Brown & Wood LLP, the costs of preparing, filing, printing and distributing the Proxy Statement, and the cost of holding the Prime Special Meeting.

     If this Agreement is terminated pursuant to this Section 6.4, written notice thereof shall promptly be given by the party electing such termination to the other party and, subject to the expiration of the cure periods provided in clauses (e) and (f) above, if any, this Agreement shall terminate without further actions by the parties and no party shall have any further obligations under this Agreement except to the extent provided in Section 7.8; provided that any termination of this Agreement pursuant to this Section
6.4 shall not relieve any party from any liability for the willful or intentional breach of any of its representations or warranties or the willful or intentional breach of any of its covenants or agreements contained in this Agreement. Notwithstanding the termination of this Agreement, the respective obligations of the parties under Sections 4.8 (Confidentiality), 4.9 (Publicity), 7.8 (Fees and Expenses), 7.12 (Litigation; Prevailing Party), 7.14 (Injunctive Relief) and 7.15 (Governing
 Law) shall survive the termination of this Agreement.  Subject to Section
4.7 hereof, upon termination of this Agreement, each party shall return all documents and other materials of any other party relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same.


                                 ARTICLE VII
                                MISCELLANEOUS
                                -------------

     7.1  Further Assurances.   The parties hereto  shall deliver any  and all
          ------------------
other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement including, without limitation, all necessary bulk of sale, assignments and such other instruments of transfer as may be necessary or desirable to transfer ownership.

     7.2  Notices.  Any notice  or other communication  under this  Agreement
          -------
shall be in writing and shall be delivered personally or sent by registered mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below their names on the signature pages of this Agreement (or at such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given when actually received or (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery, (b) in the case of registered U.S. mail, five days after deposit in the U.S. mail, or (c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise. A copy of any notices delivered to Servico or SAC shall also be sent to Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., 150 West Flagler Street, Suite 2200, Miami, Florida 33130, Attention: Alison W. Miller, Esq. A copy of any notices delivered to Prime or the General Partner shall also be sent to Brown & Wood LLP, One World Trade Center, New York,
New York 10048-0557, Attention: Michael G. Wolfson, Esq.

     7.3  Entire Agreement.   This Agreement,  along with  the  Schedules and
          ----------------
Exhibit hereto, constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified in any way except by a written instrument executed by all of the parties hereto.

     7.4  Assignment.   Neither  this   Agreement  nor  any  of  the  rights,
          ----------
interests or obligations hereunder may be assigned by any party without the written consent of the other parties hereto (whether by operation of Law or otherwise). Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their
respective  successors,  heirs,   personal  representatives,  legal
representatives, and assigns.

     7.5  Waiver.    At  any   time  prior  to  the   date  of  Closing,  any
          ------
representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing duly executed on behalf of the appropriate party by a person who has been authorized by its Board of Directors, in the case of Servico and the General Partner, or the General Partner, on behalf of Prime, to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement or any other agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

     7.6  No Third Party Beneficiary.  Nothing  expressed or implied  in this
          --------------------------
Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement other than the Limited Partners with respect to the provisions of Section 4.12 hereto.

     7.7  Severability.  In the event that any one or more of the provisions
          ------------
contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

     7.8  Fees and Expenses.
          -----------------

         (a) Except as provided below, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses. In no event shall the aggregate fees and expenses incurred by or on behalf of AMI in connection with this Agreement and any of the transactions contemplated herewith exceed $700,000 in the aggregate.

         (b) If this Agreement shall be terminated pursuant to Section 6.4(e) as the result of an intentional or willful breach by Prime or the General Partner of any representation, warranty or covenant contained herein, then Prime shall pay Servico an amount equal to all costs and out-of-pocket expenses (including reasonable attorneys' and advisors' fees) of up to $300,000 incurred by Servico in connection with this Agreement and the transactions contemplated by this Agreement.

         (c)  If this Agreement shall  be terminated pursuant to  Section 6.4
(f) as the result of an intentional or willful breach by Servico of any representation, warranty or covenant contained herein, then Servico shall pay Prime an amount equal to all costs and out-of-pocket expenses (including reasonable attorneys' and advisors' fees, including the fees and expenses of Furman Selz) of up to $700,000 incurred by Prime in connection with this Agreement and the transactions contemplated by this Agreement.

         (d) If this Agreement shall be terminated by Prime for any reason other than pursuant to Section 6.4(f) and, at the time of such termination, there shall exist or be proposed a Competing Transaction then, promptly after the execution of any agreement with respect to the Competing Transaction or, if no agreement is executed, the consummation of the Competing Transaction, Prime shall pay to Servico $1 million. A "Competing Transaction" means any of the following involving Prime or AMI, as the case may be (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, exchange, business combination or other similar transaction, (ii) any sale, lease, exchange, transfer or other disposition of 15% or more of the assets of such party other than sales of properties pursuant to AMI Material Agreements currently in effect and disclosed on Schedule 3.21 or as agreed
                                                   -------------
to in writing by Servico, or (iii) a tender offer or exchange offer for 15% or more of the outstanding limited partnership interests of Prime.

         (e) If this Agreement is terminated other than pursuant to Sections 6.4(e) and (g) (in which case no amounts will be payable by Servico hereunder), Servico shall, within five (5) business days after such termination, reimburse Prime and the General Partner for up to $100,000 of the fees and reasonable expenses of Furman Selz.

         (f)  Each  party  agrees  that  the  actual  damages  accruing  from termination of this Agreement pursuant to the termination provisions referenced in Section 7.8(b), (c) or (d) are incapable of precise estimation and would be difficult to prove, and that the damages stipulated herein bear a reasonable relationship to the potential injury likely to be sustained in the event of termination pursuant to such occurrence. The payments stipulated in Section 7.8(b), (c) or (d) are intended by the parties to provide just compensation in the event of termination pursuant to said termination provision referenced in Section 7.8(b), (c) or (d), and are not intended to compel performance or to constitute a penalty for nonperformance.

         (g) Any payment required to be made pursuant to Section 7.8(b), (c) or (d) shall be made not later than five (5) business days after the occurrence of the event for which a party is entitled to payment and delivery by such party to the other party of a notice of demand for payment, provided that such notice shall include an itemization setting forth in reasonable detail all expenses of such party for which it is entitled to reimbursement hereunder (which itemization may be supplemented and updated from time to time by such party until the sixtieth day after such party delivers such notice of demand for payment). All payments required to be made pursuant to this Section 7.8 shall be made by wire transfer of immediately available funds to an account designated by such party in the notice of demand for payment delivered pursuant to this Section 7.8(g).

         (h) In the event a party shall fail to make any payment required pursuant to Section 7.8(b), (c), (d) or (e), the amount of any such required payment shall be increased to include the costs and expenses actually incurred or accrued by the other party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.8, together with interest on such unpaid amounts commencing on the date that such payment under Section 7.8(b),
(c),(d) or (e) became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, from time to time, as such bank's base rate plus 2.00%.

     7.9  Section Headings.  The section and other headings contained in this
          ----------------
Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

     7.10 Counterparts.  This Agreement  may be executed in any number of
          ------------
counterparts and by the several parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument.

     7.11 Time of Essence.   Wherever time is specified  for the doing or
          ---------------
performance of any act or the payment of any funds, time shall be considered of the essence.

     7.12 Litigation; Prevailing Party.   In the event of  any litigation
          ----------------------------
with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

     7.13 Remedies Cumulative.   No remedy  made available by  any of the
          -------------------
provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

     7.14 Injunctive Relief.  It is possible that remedies at law may  be
          -----------------
inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

     7.15 Governing Law.  This  Agreement has been entered into and shall
          -------------
be construed and enforced in accordance with the laws of the State of New York without reference to the choice of law principles thereof.

     7.16 Certain  Definitions.    For purposes  of  this  Agreement, the
          --------------------
following terms have the following meanings:

         (a)  "affiliate" has the  meaning specified in Rule  144 promulgated
               ---------
by the SEC under the Securities Act;

         (b)  "business day" means any  day on which the principal offices of
               ------------
the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law or executive order to close in The City of New York, USA;

         (c)  "knowledge" means, with respect to any matter in question, that
               ---------
such party (i) has actual knowledge of such matter or (ii) after due investigation, should have known of such matter. Where reference is made to the knowledge of Prime, such reference shall be deemed to include only the directors and executive officers of the General Partner, all of whom shall have been deemed to have conducted the investigation required by this definition;

         (d)  "Law"  means  any   federal,  state  or  local   statute,  law,
               ---
ordinance, regulation, rule, code, order or other requirement or rule of law of the United States or any other jurisdiction;

         (e)  "partnership  interests" means all  of the partners'  rights in
               ----------------------
the subject partnership, including, but not limited to, the profits and losses of the partnership and the right to receive distributions of the partnership's assets;

         (f)  "person" means an individual, corporation, partnership, limited
               ------
partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act),
               ------
trust, association, entity or government or political subdivision, agency or instrumentality of a government;

         (g)  "Prime Material Adverse Effect"  means any change in or  effect
               -----------------------------
on the business of AMI that is, or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise), results of operations or prospects of AMI;

         (h)  "subsidiary"  or  "subsidiaries"  of   any  person  means   any
               ----------        ------------
corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary of such person) owns, directly or indirectly, more than fifty percent of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership or other legal entity; and

         (i)  "Tax" means any federal, state, local or foreign income, gross
               ---
receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, transportation, transportation excise, registration, value added, documentary stamp, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax or governmental charge, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any tax return relating thereto).

         IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.


                            SERVICO, INC., a Florida corporation


                            By: /s/  David Buddemeyer
                                -----------------------------
                            Name:    David Buddemeyer
                            Title:   President & CEO
                            Address: 1601 Belvedere Road
                                     West Palm Reach, Florida 33406

                            SERVICO ACQUISITION CORP.,
                            a Florida corporation


                            By: /s/  David Buddemeyer
                                -----------------------------
                            Name:    David Buddemeyer
                            Title:   President & CEO
                            Address: 1601 Belvedere Road
                                     West Palm Reach, Florida 33406

                            PRIME MOTOR INNS LIMITED PARTNERSHIP,
                            a Delaware limited partnership


                            By: PRIME-AMERICAN REALTY CORP.,
                                a Delaware corporation,
                                its General Partner


                            By:   ______________________________
                            Name:
                            Title:
                            Address:

                            PRIME-AMERICAN REALTY CORP.,
                            a Delaware corporation


                            By:   ______________________________
                            Name:
                            Title:
                            Address:

         IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.


                            SERVICO, INC., a Florida corporation



                            By:   ______________________________
                            Name:
                            Title:
                            Address: 1601 Belvedere Road
                                     West Palm Reach, Florida 33406

                            SERVICO ACQUISITION CORP.,
                            a Florida corporation


                            By:   ______________________________
                            Name:
                            Title:
                            Address: 1601 Belvedere Road
                                     West Palm Reach, Florida 33406

                            PRIME MOTOR INNS LIMITED PARTNERSHIP,
                            a Delaware limited partnership


                            By: PRIME-AMERICAN REALTY CORP.,
                                a Delaware corporation,
                                its General Partner


                            By: /s/  S. Leonard Okin
                                -------------------------------
                            Name:    S. Leonard Okin
                            Title:   V.P. & CEO
                            Address: 21-00 Route 208 South
                                     Fairlawn, NJ  07410

                            PRIME-AMERICAN REALTY CORP.,
                            a Delaware corporation


                            By: /s/  S. Leonard Okin
                                -------------------------------
                            Name:    S. Leonard Okin
                            Title:   V.P. & CEO
                            Address: 21-00 Route 208 South
                                     Fairlawn, NJ  07410